EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our reports dated February 14, 2008 on the statements of condition and related bond portfolios of Van Kampen Unit Trusts, Municipal Series 675 (Colorado Investment Grade Municipal Trust, Series 1 and Pennsylvania Investors' Quality Tax-Exempt Trust, Series 15) as of February 14, 2008 contained in the Registration Statement on Form S-6 and in the Prospectuses. We consent to the use of our reports in the Registration Statement and in the Prospectuses and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm" in Prospectus Part II.


                                                              GRANT THORNTON LLP

New York, New York
February 14, 2008